Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President - Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
TUESDAY, JUNE 17, 2008
CLARCOR REPORTS RECORD SECOND QUARTER 2008 RESULTS
NET EARNINGS UP 18% AND DILUTED EPS UP 17%
Unaudited Fiscal Second Quarter and Six Months 2008 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Six Months Ended		%
	5/31/08	6/2/07	Change	5/31/08	6/2/07	Change
Net Sales	$267,137	$235,125	13.6	$517,318	$444,655	16.3
Operating Profit	$37,458	$31,500	18.9	$65,197	$55,081	18.4
Net Earnings	$24,634	$20,929	17.7	$40,783	$37,302	9.3
Diluted Earnings Per Share	$0.48	$0.41	17.1	$0.80	$0.73	9.6
Second Quarter and Six Months 2008 Operating Review
     FRANKLIN, TN, June 17, 2008 — CLARCOR Inc. (NYSE: CLC) reported today that second quarter 2008 net earnings increased by 18% and diluted earnings per share increased by 17% compared to the same quarter in 2007. Sales for the second quarter of 2008 increased by 14% and operating profit increased by 19% compared to the same period in 2007. Operating margins improved to 14.0% for the 2008 second quarter compared to 13.4% in last year’s second quarter.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Overall, our second quarter 2008 results were very good, though certain product markets and geographies were better than others. It is clear that increasing commodity prices, particularly for energy related products and certain metals, affected our manufacturing costs during the quarter. Fortunately, our broad product and market diversification helped to offset some of these cost pressures. In most countries outside the U.S., sales growth was strong. In local currencies excluding the Peco acquisition, sales outside the United States grew by 8% and operating profit increased by 15%. Currency fluctuations from last year’s second quarter to the 2008 second quarter increased 2008 second quarter sales by $6 million and operating profit by $1 million.

“Second quarter 2008 sales and operating profit included the sales and operating profit of Perry Equipment Corporation (Peco) which CLARCOR acquired in December 2008. In the second quarter of 2008, Peco’s sales were nearly $30 million and operating profit nearly $4 million.
“Engine/Mobile Filtration segment sales and operating profit were unchanged in this year’s second quarter compared to last year. Heavy-duty aftermarket engine filter sales were affected by a continuing decline in domestic over-the-road truck mileage. Offsetting a slowdown in the U.S., heavy-duty engine filter sales grew in Europe, Australia, Mexico, South Africa, China and Morocco. Sales of filters for railroad locomotive applications in 2008 were unchanged from the second quarter in 2007.
“Operating margins in the Engine/Mobile Filtration segment in the second quarter at 22.5% were even with margins in 2007. We do not expect to see significant growth in the United States for sales of engine aftermarket filters during the rest of this year as we expect that heavy-duty truck mileage in the U.S. for the rest of 2008 will continue to be weak. Therefore, we have adjusted and will continue to adjust our cost structure in response. Outside the U.S. however, we expect stronger growth, particularly in Asian markets. We are fortunate to sell our products across many different markets and locales, and mostly in the aftermarket which normally is more resistant, though certainly not immune, to a weak economy.
“Sales in our Industrial/Environmental Filtration segment, which includes the Peco acquisition, rose by over 30% in the second quarter of 2008 compared to the same period in 2007. Excluding Peco, segment sales rose by 3%, but there were significant differences across product end-markets. As we had expected, HVAC filter sales declined in the quarter by 8%. Filter sales for oil exploration and sales of filters for aerospace and specialty metal applications increased by 25%. Sales growth was also strong for aviation fuel and waste water filter applications which grew by 10% in the 2008 quarter compared to the second quarter in 2007. Dust collector systems and replacement cartridges grew by 7% during this year’s second quarter compared to 2007.
“We are very pleased with Peco’s results since the acquisition. Its integration with our Facet businesses is going well, and certainly the continuing strength in the oil and gas market is also helping Peco’s business. Second quarter 2008 sales at Peco grew by over 13% compared to first quarter sales and the run rate for sales in the second quarter was nearly $120 million annually. Operating margins were also very strong in the second quarter and, excluding purchase accounting adjustments, were higher than in the same period in 2007. Based on our current forecast, we expect the Peco acquisition, including the impact from purchase accounting, to be accretive to diluted earnings per share this year.
“Overall, operating margins in the Industrial/Environmental Filtration segment improved to 8.2% in the second quarter of 2008 compared to 5.2% in the same quarter in 2007 driven by the same product markets where sales growth was strongest.
“The CLC Air restructuring program is showing steady progress with continuing improvement in production efficiencies during the quarter. Though we still recorded an operating loss at CLC Air for the second quarter, the loss was progressively smaller during the quarter. We expect an operating profit at CLC Air for the rest of 2008 with each successive quarter improving both sequentially and compared to the same quarter in 2007. Most of the delays in new equipment installations at our manufacturing plants have been eliminated. We will continue to receive additional manufacturing equipment for the rest of this year and throughout 2009. We have closed two manufacturing plants so far, one in Iowa and one in North Carolina, and have opened one new manufacturing facility in Pennsylvania.

“Our goal for the CLC Air restructuring program, which has not changed since we began the program 18 months ago, is to improve our operating profit run rate by $14 million annually by the end of 2009. This will come from significantly improved manufacturing productivity and a lower product cost structure driven by the new equipment which will be installed at every one of our manufacturing locations. In addition, we are introducing more new products to the HVAC market this year at CLC Air than ever before. Our plan includes relocating several of our facilities to more closely align their shipments to our customer locations. We also expect to significantly reduce our inter-plant freight costs by transforming our plants into multi-product manufacturing facilities to improve product availability and on-time shipments to our customers. So far, even with the dramatic increase in freight costs this year, our operating costs are less than for the same period last year. We would certainly like the program to progress faster, and there have been delays in reaching some of our interim objectives during the three-year program. Still, we remain confident that we will achieve the goals we set for ourselves nearly two years ago when the restructuring program started.
“Our Packaging segment had a somewhat slower second quarter than we had expected. Sales declined by 6% compared to last year’s second quarter though operating profit was the same as in 2007. Operating margins increased to 8.2% this quarter from 7.6% in the second quarter last year. The sales decline was caused by slower growth in our customers’ sales of their products resulting in reduced shipments to them. This was particularly true in confectionary and tobacco markets where some of our customers saw a slower sales buildup in their new product introductions than they had anticipated. Based on current sales orders, however, we expect to see stronger growth in the second half of this fiscal year with correspondingly stronger operating margins. We expect 2008 sales, operating profit and operating margins for our Packaging segment to exceed last year’s results.
“We incurred $750,000 in costs this quarter due to two tornados and one hail storm which damaged four of our facilities located in three states. We expect that insurance coverage will pay for all of the remaining costs to repair these locations. We lost several days of sales in both the Engine/Mobile and Industrial/Environmental segments in the second quarter, but we expect to recover all of the delayed shipments in the third quarter. In addition, though we cannot estimate the amount at this time, we may record a non-recurring gain later this year based upon insurance recoveries exceeding the carrying value of our damaged facilities.
“There was little change in other income compared to last year’s second quarter. Our tax rate was approximately 34.3% for the quarter, which was somewhat higher than it was in the first quarter of 2008. We expect the rate to be approximately 34.0% to 35.0% for the next two quarters.
“Capital expenditures were $17 million for the six-month period just ended compared to $19 million in the six-month period for the first six months of 2007. We expect capital spending will be approximately $20 million during the second half of 2008. Until the direction of the economy becomes clearer, we are delaying capacity expansion at certain of our domestic manufacturing plants. We are not delaying investments planned for the CLC Air restructuring program, new product development, new media development, overseas manufacturing and expansion of our technical and research facilities.
“Cash flow continues to be strong. Cash flow from operations, excluding changes in our short-term investments, increased to $56 million in the 2008 six-month period from $49 million last year. We did not repurchase any of our common stock in the second quarter. However, we expect free cash flow to remain strong for the remainder of 2008, and we will continue to evaluate common stock repurchases throughout 2008 depending on our stock price, acquisition opportunities and interest rates. Approximately $187 million remains outstanding under our current share repurchase authorization.

“In the first quarter of 2008, we recorded a $2.4 million charge, as part of interest expense, to mark-to-market a two-year interest rate swap. In this quarter, we recorded a $1.1 million gain due to the increase in interest rates from earlier in the year. The remaining $1.3 million will be recorded as a reduction of interest expense over the next 18 months.
“There is no doubt that costs are increasing for both raw materials and operating expenses. Our principal raw materials include various types and grades of steel, filter media, packaging materials, aluminum, specialty metals, gaskets and resins. The major increases we see in our operating costs, excluding employee compensation, include freight and shipping charges, health care and energy costs. In most cases, we have been successful at being able to pass through the large majority of cost increases we face by increasing our product prices. To the extent we have not be able to do this, we expect to offset any remaining cost increases with productivity improvements driven by technology investments and changes in our production processes. This is an unrelenting focus for us given current inflationary pressures, which we do not see abating in the near future. We are fortunate to have a very strong balance sheet, strong and consistent cash flows, and to operate in the filtration aftermarket where the effect of inflationary and economic cycles is usually muted.
“Based on our first half results and current backlog, we expect our 2008 sales to grow by approximately 19% from 2007. We have revised our previous earnings per share forecast and now expect diluted earnings per share for 2008 to be $1.90 to $2.00. The midpoint of this range would be a 10% increase in earnings per share over 2007 and will mean that CLARCOR will have another record year in 2008 and post our 16th consecutive year of increased sales and earnings.”
CLARCOR will be holding a conference call to discuss its second quarter and six-month results at 10:00 a.m. CDT on June 18, 2008. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing access code 7945694. The replay will be available through June 25, 2008 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, financial performance measures related to Peco and the Company, the estimated financial impact of the Peco transaction on the Company’s earnings, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. These risks include the failure to realize the economic and strategic benefits of the Peco transaction. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2007 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2008 UNAUDITED SECOND QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Second Quarter		Six Months
For periods ended May 31, 2008 and June 2, 2007	2008	2007	2008	2007

Net sales	$267,137	$235,125	$517,318	$444,655
Cost of sales	181,526	164,356	355,152	312,906

Gross profit	85,611	70,769	162,166	131,749
Selling and administrative expenses	48,153	39,269	96,969	76,668

Operating profit	37,458	31,500	65,197	55,081
Other income (expense)	183	(33)	(3,326)	228

Earnings before income taxes and minority interests	37,641	31.467	61.871	55,309
Income taxes	12,903	10.461	20.844	17,879

Earnings before minority interests	24,738	21,006	41,027	37,430
Minority interests in earnings of subsidiaries	(104)	(77)	(244)	(128)

Net earnings	$24,634	$20,929	$40,783	$37,302

Net earnings per common share:
Basic	$0.49	$0.41	$0.80	$0.73

Diluted	$0.48	$0.41	$0.80	$0.73

Average shares outstanding:
Basic	50,752,765	50,459,481	50,682,871	50,801,230
Diluted	51,272,388	50,950,931	51,125,712	51,355,724
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 31,	December 1,
	2008	2007

Assets
Current assets:
Cash and cash investments	$47,159	$36,059
Short-term investments	13,864	4,884
Accounts receivable, net	194,008	166,912
Inventories	162,528	135,846
Other	31,160	28219

Total current assets	448,719	371,920
Plant assets, net	194,508	169,212
Acquired intangibles, net	320,934	177,927
Pension assets	8,799	8,341
Other assets	16,056	11,735

	$989,016	$739,135

Liabilities
Current liabilities:
Current portion of long-term debt	$131	$94
Accounts payable and accrued liabilities	142,266	109,619
Income taxes	4,963	4,458

Total current liabilities	147,360	114,171
Long-term debt	117,474	17,329
Long-term pension liabilities	16,369	15,104
Other liabilities	67,848	36,801

	349,051	183,405
Shareholders’ Equity	639,965	555,730

	$989,016	$739,135

SUMMARY CASH FLOWS
(Dollars in thousands)

	Six Months
	2008	2007

From Operating Activities
Net earnings	$40,783	$37,302
Depreciation	13,259	10,965
Amortization	2,779	1,890
Loss on interest rate agreement	1,337	—
Stock compensation expense	3,713	2,053
Excess tax benefits from stock compensation	(2,289)	(2,047)
Changes in short-term investments	(8,980)	32,195
Changes in assets and liabilities, excluding short-term investments	(3,776)	(1,215)
Other, net	297	743

Total provided by operating activities	47,123	81,376

From Investing Activities
Plant asset additions	(17,412)	(18,557)
Business acquisitions	(75,073)	(12,254)
Investment in affiliate	(2,000)	—
Other, net	56	163

Total used in investing activities	(94,429)	(30,648)

From Financing Activities
Net proceeds under line of credit	100,000	—
Payment of long-term debt	(7,327)	(4,779)
Cash dividends paid	(8,183)	(7,389)
Excess tax benefits from stock compensation	2,289	2,047
Purchase of treasury stock	(37,260)	(49,334)
Other, net	7,825	3,282

Total provided by (used in) financing activities	57,344	(56,173)

Effect of exchange rate changes on cash	1,062	470

Change in Cash and Cash Investments	$11,100	$(4,975)

CLARCOR 2008 UNAUDITED SECOND QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2008
	Quarter	Quarter
	Ended	Ended	Six
	March 1	May 31	Months
Net sales by segment:
Engine/Mobile Filtration	$105,109	$108,658	$213,767
Industrial/Environmental Filtration	126,422	139,326	265,748
Packaging	18,650	19,153	37,803

	$250,181	$267,137	$517,318

Operating profit by segment:
Engine/Mobile Filtration	$22,342	$24,450	$46,792
Industrial/Environmental Filtration	4,285	11,444	15,729
Packaging	1,112	1,564	2,676

	$27,739	$37,458	$65,197

Operating margin by segment:
Engine/Mobile Filtration	21.3%	22.5%	21.9%
Industrial/Environmental Filtration	3.4%	8.2%	5.9%
Packaging	6.0%	8.2%	7.1%

	11.1%	14.0%	12.6%

	2007
	Quarter	Quarter
	Ended	Ended	Six
	March 3	June 2	Months
Net sales by segment:
Engine/Mobile Filtration	$96,696	$108,504	$205,200
Industrial/Environmental Filtration	96,239	106,185	202,424
Packaging	16,595	20,436	37,031

	$209,530	$235,125	$444,655

Operating profit by segment:
Engine/Mobile Filtration	$20,277	$24,445	$44,722
Industrial/Environmental Filtration	2,874	5,498	8,372
Packaging	430	1,557	1,987

	$23,581	$31,500	$55,081

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22,5%	21.8%
Industrial/Environmental Filtration	3.0%	5.2%	4.1%
Packaging	2.6%	7.6%	5.4%

	11.3%	13.4%	12.4%

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